Exhibit 23.7

Consent Letter of Grandall Law Firm (Beijing)

Grandall Law Firm(Beijing)(“Grandall” or “we”), as the PRC legal counsel to Aimei Health Technology Co., Ltd, hereby consent to the reference to our firm in the registration statement on Form F-4 (the “Registration Statement”) filed by United Hydrogen Global Inc. and United Hydrogen Group Inc. with the United States Securities and Exchange Commission (the “SEC”). We further consent to the filing of this letter as an exhibit to the Registration Statement.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.